Exhibit 99.1

FOR IMMEDIATE RELEASE

Wescorp Energy Announces Strong
Third Quarter

HOUSTON, Texas and CALGARY, Alberta (Tuesday, November 18, 2008) – Wescorp Energy Inc. (OTCBB: WSCE), an oil and gas technology solutions provider, has filed its Form 10-Q report for the fiscal third quarter ended September 30, 2008.

Highlights from the quarter include strong sales from Wescorp’s Flowstar Technologies measurement and metering division, the commencement of independent verification testing of the water remediation technology, and completion of phase one of scalability testing for the H2Omaxx water remediation unit.  H2Omaxx is the branding name of Wescorp’s water remediation units that use a patented technology that consistently provides safe, effective and economical separation of oil from produced water.  The technology reduces the hydrocarbon content to less than 0.005% or 50 parts per million.  H2Omaxx is part of Wescorp’s Total Fluid Solutions business unit.  Results from these tests will be released shortly.

Third quarter revenues were $1,414,976 compared with $1,099,791 for the same period in 2007, and $753,544 for the second quarter of 2008.  This represents a 28.7% gain over the same period in 2007 and an 87.8% increase over the second quarter of 2008.

Revenues for the nine months ended September 30, 2008 were $3,094,155 compared to $2,411,395 for the nine months ended September 30, 2007, an increase of $682,760 or 28.3%.

Operating expenses for the third quarter were $2,144,115 versus $2,823,735 for the same period in 2007, a decrease of $679,620. This decrease was primarily the result of decreases in research and development expenses, consulting expenses, wages, and amortization of technology.

Operating expenses for the nine months ended September 30, 2008 were $6,528,819 versus $5,897,370 for the nine months ended September 30, 2007, an increase of $631,449.

During the third quarter, Wescorp’s H2Omaxx (Total Fluid) 2,000 barrel per day testing unit was in full production at the industry-sponsored production facilities involving 120 oil and gas wells.  Operational data provided valuable information that has resulted in technical improvements to the equipment resulting in savings in both capital and operating costs.

“During the third quarter, Wescorp demonstrated the water remediation technology to over 50 investors, clients, industry experts, service organizations, and government officials,” commented Doug Biles, President and CEO of Wescorp Energy.  “As a direct result of the site tours, we have received serious expressions of interest from oil and gas companies and international oil and gas service providers.”

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is an oil and gas operations solutions company focused on commercializing technologies that overcome tough operations challenges facing oil and gas operators today. Wescorp combines its intellectual capital, oil and gas industry experience, best practices methodologies and its market offerings to deliver these solutions in a timely, economic and environmentally friendly manner.

Wescorp shares currently trade on the NASD.OTC Bulletin Board under the symbol “WSCE”.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Investor Relations contact:	Media contact:
David Jones	Virginia Brooks
Wescorp Energy, Inc.	for Wescorp Energy, Inc.
Toll Free: 1.877.247.1975	Direct: 1.903.532.9714
Direct: 1.705.845.0933	virginia@brooksandassociatespr.com
Email: djones@wescorpenergy.com